UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

Singular Genomics Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40443	81-2948451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10931 N. Torrey Pines Road Suite #100
La Jolla, California		92037
(Address of principal executive offices)		(Zip code)

Registrant’s Telephone Number, Including Area Code: (858) 333-7830

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	OMIC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Silicon Valley Bank Debt Refinancing

On September 30, 2021 (the “Closing Date”), Singular Genomics Systems, Inc. (the “Company”), refinanced its existing loan with Silicon Valley Bank (the “Lender”). In connection with this refinancing, the Company, as borrower, entered into an Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) with the Lender. The Loan and Security Agreement amends and restates the Company’s Loan and Security Agreement, dated November 19, 2019, by and between the Company and the Lender (the “Prior Loan Agreement”).

Amount. The Loan and Security Agreement provides for term loans in an aggregate principal amount of up to $35.5 million to be delivered in three tranches (the “Term Loans”). The tranches consist of: (i) a term loan advance (the “First Tranche”) to the Company in an aggregate principal amount of $10.5 million on the loan closing date; (ii) an additional term loan advance (the “Second Tranche”) available to the Company through September 30, 2022 in an aggregate principal amount of $15.0 million; and (iii) subject to the Lender’s approval, a right of the Company to request that the Lender make an additional term loan advance (the “Third Tranche”) to the Company in an aggregate principal amount of $10.0 million. The proceeds from the First Tranche were used to repay in full the existing indebtedness under the Prior Loan Agreement to the Lender. The Company intends to use the remainder of the proceeds of the Term Loans for working capital and other general corporate purposes.

Maturity. The Term Loans mature on September 1, 2026 (the “Maturity Date”).

Interest Rate and Amortization. The principal balance of the Term Loans bears interest at an annual rate equal to the greater of (a) 0.75% plus the prime rate as reported in The Wall Street Journal and (b) 4.00%. Borrowings under the Loan and Security Agreement are repayable in monthly interest-only payments through September 30, 2024. After the interest-only payment period, borrowings under the Loan and Security Agreement are repayable in twenty-four equal monthly payments of principal and accrued interest.

Final Payment. The Company will pay 4.00% of the advanced amount of the Term Loans, due upon the earliest of the Maturity Date or termination of the loan facility (the “Final Payment”).

Prepayment Fee. The Company may, at its option at any time, prepay all, but not less than all, of the Term Loans by paying the outstanding principal balance plus accrued and unpaid interest, subject to a prepayment premium equal to either: (i) 3.0% of the outstanding principal amount if the prepayment occurs prior September 30, 2022; (ii) 2.0% of the outstanding principal amount if the prepayment occurs on or after September 30, 2022 but prior to September 30, 2023; or (iii) 1.0% of the outstanding principal amount if the prepayment occurs on or after September 30, 2023 but prior to the Maturity Date. Any such prepayment must be accompanied by a payment of the pro-rata portion of the Final Payment due in connection with the Term Loans being prepaid.

Security. The Company’s obligations are secured by a first priority lien on substantially all assets of the Company other than the Company’s intellectual property, with a negative pledge on the Company’s intellectual property.

Covenants; Representations and Warranties; Other Provisions. The Loan and Security Agreement contains customary representations, warranties and covenants, including covenants limiting the ability of the Company to, among other things: incur additional indebtedness; incur additional liens (including a negative pledge on intellectual property); engage in mergers, acquisitions and consolidations; conduct asset sales; make investments and loans; engage in certain corporate changes; transact with affiliates; declare dividends and make other distributions; and make payments on certain other indebtedness. The Loan and Security Agreement also contains customary affirmative covenants requiring the Company to, among other things, deliver certain financial reports to the Lender, maintain compliance with applicable laws and regulations and maintain customary insurance policies.

Default Provisions. The Loan and Security Agreement provides for events of default customary for term loan facilities of this type, including but not limited to: non-payment; breaches or defaults in the performance of covenants or representations and warranties; bankruptcy and other insolvency events of the Company; the occurrence of a material adverse change as defined in the Loan and Security Agreement; and cross-defaults with certain material agreements, subordinated indebtedness, material judgments and attachments. After the occurrence of an event of default, the Lender may: (i) accelerate payment of all obligations; (ii) demand certain payments or deposits from the Company and do any acts necessary to perfect their security interest in the Company’s assets; or (iii) notify any of Company’s account debtors to make payment directly to the Lender.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Singular Genomics Systems, Inc.

Dated:	October 4, 2021	By:	/s/ Dalen Meeter
Dalen Meeter Senior Vice President, Finance Principal Financial Officer and Principal Accounting Officer